Exhibit 4.8
TRIDENT RESOURCES CORP.
- and -
TRIDENT EXPLORATION CORP.
- and -
THE SHAREHOLDERS AND OPTIONHOLDERS OF
TRIDENT EXPLORATION CORP.
THAT ARE SIGNATORIES HERETO

AMENDED AND RESTATED EXCHANGE RIGHTS AGREEMENT

This Agreement is dated June 1, 2006 and amends and restates in its entirety the Exchange
Rights Agreement dated December 4, 2003

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION	1

1.1 Definitions	1
1.2 References and Headings	5
1.3 Statutory	5
1.4 Conflicts	5
1.5 Computation of Time Periods	6

ARTICLE 2 EXCHANGE RIGHT	6

2.2 General Exercise of Exchange Right	6
2.3 Exchange Consideration	6
2.4 Adjustment	6
2.5 Exercise Instructions	7
2.6 Delivery of Exchange Consideration; Effect of Exercise	8
2.7 Stamp or Other Transfer Taxes	9
2.8 Reservation of TRC Common Stock	9

ARTICLE 3 NEW SHAREHOLDERS	10

3.1 Party to Agreement	10

ARTICLE 4 TERMINATION	10

4.1 Termination	10

ARTICLE 5 GENERAL	10

5.1 Waiver, Amendment	10
5.2 New Parties	10
5.3 Notices	11
5.4 Time of Essence	11
5.5 Gender and Number	11
5.6 Further Assurances	11
5.7 Invalidity of Provisions	11
5.8 Entire Agreement; Termination of Prior Agreements	11
5.9 Governing Law	12
5.10 Counterparts	12
5.11 Successors and Assigns	12
5.12 Independent Advice	12

-i-

AMENDED AND RESTATED EXCHANGE RIGHTS AGREEMENT
THIS AGREEMENT dated as of June 1, 2006 and amends and restates in its entirety the Exchange Rights Agreement made as of the 4th day of December, 2003.
AMONG:
TRIDENT RESOURCES CORP., a corporation existing under the laws of the State of Delaware (“TRC”)
-and-
TRIDENT EXPLORATION CORP., an unlimited liability company existing under the laws of the Province or Nova Scotia (“TEC”)
-and-
THE SHAREHOLDERS AND OPTIONHOLDERS OF TRIDENT EXPLORATION CORP. THAT ARE SIGNATORIES HERETO
BACKGROUND:
1.	TRC granted to and in favour of the Third Party TEC Common Shareholders the right to require TRC to issue shares of TRC Common Stock in exchange for all or any part of the Third Party TEC Common Shares held by the Third Party TEC Common Shareholders in the Exchange Rights Agreement.

2.	TRC has agreed to grant to and in favour of the Optionholders who become party to this Agreement, the right to require TRC to issue shares of TRC Common Stock in exchange for all or any part of the Vested Options held by the Optionholders.

3.	As a result of the above, the parties to the Exchange Rights Agreement wish to amend and restate the terms of such agreement.
     NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, the following terms shall have the following meanings:

“Agreement” means this amended and restated exchange rights agreement as amended, supplemented or modified from time to time.

“Applicable Number” has the meaning attributed to it in Section 2.3.

“Board of Directors” means the board of directors of TRC.

“Business Day” means a day other than a Saturday, Sunday or a statutory holiday in the City of Calgary, Alberta or a federally recognized holiday in the United States.

“Capital Reorganization” has the meaning attributed to it in Section 2.4.

“Clearance Certificate” has the meaning attributed to it in Section 2.5.

“Control” means:
(i)	in relation to a body corporate, control of the body corporate, and for the purposes of this Agreement, a Person or Persons acting in concert control a body corporate and a body corporate is controlled by a Person or Persons acting in concert if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate arc held, other than by way of security only, by or for the benefit of that Person or Persons acting in concert and such securities are sufficient to elect a majority of the directors of the body corporate, and

(ii)	in relation to an entity other than a body corporate, the possession, directly or indirectly, of the power to direct the management and policies of such entity, whether through ownership of voting securities, by contract, by being the sole or controlling general partner of a limited partnership or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Tag Along Offer” has the meaning attributed to it in the Stockholder Agreement.

“Drag Along Notice” has the meaning attributed to it in the Stockholder Agreement.

“Effectively Outstanding Common Equity” means at any time the sum of the number of shares of TRC Common Stock then outstanding plus the number of Third Party TEC Common Shares, then outstanding, provided that:
(i)	shares of TRC Common Stock or TEC Common Shares issuable upon the exercise of options, warrants, securities convertible into such capital stock and other rights to acquire such capital stock shall not constitute outstanding shares of TRC Common Stock or outstanding TEC Common Shares for purposes of calculating the foregoing until they are issued; and

(ii)	if, at any time, the number of outstanding TEC Common Shares effectively owned by TRC is greater or less than the number of outstanding shares of TRC Common Stock (whether as a result of a stock split, consolidation or similar event or any other reason), then, for purposes of computing the Effectively Outstanding Common Equity at that time:
(A)	the number of shares of TRC Common Stock then outstanding shall be deemed to be the number of shares of TRC Common Stock actually outstanding multiplied by the Adjustment Factor;

(B)	the number of shares of TRC Common Stock held by a Person shall be deemed to be equal to the number of outstanding shares of TRC Common Stock actually held by that Person at the time multiplied by the Adjustment Factor;

(C)	the Adjustment Factor will be the number of outstanding TEC Common Shares effectively owned by TRC at the time divided by the actual number of shares of TRC Common Stock then outstanding (not counting shares of TRC Common Stock of which the proceeds of issuance were used other than to fund a subscription for TEC Common Shares by TRC or an entity Controlled by TRC); and

(D)	the number of outstanding TEC Common Shares effectively owned by TRC at any time is the sum of:
(1)	the number of TEC Common Shares then owned by TRC; plus

(2)	for each entity which TRC Controls, the number of TEC Common Shares then owned by such entity multiplied by the percentage of the common equity of such entity then owned by TRC;
“Exchange Right” has the meaning attributed to it in Section 2.1 hereof.

“Exchange Rights Agreement” means the exchange rights agreement dated December 4, 2003 among TRC, TEC and the shareholders of TEC that are signatories thereto.

“Liquidity Event” means an event which triggers a tag along right or a drag along right under the Stockholder Agreement or an initial public offering of TRC.

“New Registration Rights Agreement” means the registration rights agreement dated January 5, 2006 among TRC, certain TRC Stockholders and certain holders of TEC Common Shares.

“NRLEI” means NRL Energy Investments Ltd., and its successors and assigns.

“Option Right” has the meaning attributed to it in Section 2.1 hereof.

“Optionholder” means any Person who holds stock options of TEC pursuant to the terms of the Plan.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Plan” means the stock option plan of TEC dated effective August 1, 2002, as amended, restated or supplemented from time to time.

“Registration Rights Agreement” means the third amended and restated registration rights agreement dated January 5, 2006 among TRC, certain holders of TEC Common Shares and certain TRC Stockholders, as amended, restated or supplemented from time to time.

“Stock Award Loan Program” means the stock award loan program of TRC established on June 23, 2005.

“Stockholder Agreement” means the third amended and restated stockholder agreement dated March 29, 2005 among TRC, TEC, the TEC Shareholders and the holders of shares of TRC Common Stock as amended, restated or supplemented from time to time.

“Stock Options” means stock options to purchase TEC Common Shares granted in accordance with the Plan.

“Stock Reorganization” has the meaning attributed to it in Section 2.4.

“Subsidiary” has the meaning attributed to it for the purposes of the Business Corporations Act (Alberta) and includes all indirect subsidiaries.

“Tag Along Offer” has the meaning attributed to in the Stockholder Agreement.

“Tax Act” means the Income Tax Act (Canada).

“TEC” means Trident Exploration Corp., an unlimited liability company existing under the laws or the Province of Nova Scotia.

“TEC Common Shares” means Class A Common Shares in the capital of TEC.

“Third Party Offer” has the meaning attributed to it in the Stockholder Agreement.

“Third Party TEC Shareholders” means the holders of Third Party TEC Common Shares and the holders of TEC Preference Shares, other than TRC, or (so long as controlled by TRC), Aurora Energy, LLC, NexGen Energy Canada, Inc., Trident CBM Corp. or NRLEI, or any other entity Controlled by TRC.

“Third Party TEC Common Shares” means TEC Common Shares which are not owned by TRC or an entity Controlled by TRC.

“TRC” means Trident Resources Corp., a corporation incorporated pursuant to the laws of the State of Delaware.

“TRC Common Stock” means the common stock of TRC.

“TRC Loan” means an advance, as debt, by TRC to TEC of the proceeds of any issuance of shares of TRC Common Stock.

“TRC Stockholder” means a holder of shares of TRC Common Stock.

“Trust” means The McNeil Family Irrevocable GST Trust.

“Vested Options” means Stock Options that have vested and are exercisable in accordance with the Plan and any other instrument or document relating to such Stock Options provided that if at any time a Stock Option is not vested or exercisable or has terminated or expired it shall not be a Vested Option.
1.2 References and Headings
     The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement and references to Articles, Sections and Subsections herein refer to articles, sections or subsections of this Agreement. Any reference to time shall refer to Calgary time. The headings of the Articles, Sections, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.
1.3 Statutory References
     Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may he passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.
1.4 Conflicts
     If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

1.5 Computation of Time Periods
     Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.
ARTICLE 2
EXCHANGE RIGHT
2.1 Grant and Ownership of the Exchange Right
(a)	TRC hereby grants to each Third Party TEC Common Shareholder that is party hereto, the right (the “Exchange Right”) to require TRC to exchange all or any part of the Third Party TEC Common Shares held by such Third Party TEC Common Shareholder for shares of TRC Common Stock, without payment of any consideration in accordance with the provisions of this Agreement.

(b)	TRC hereby grants to each Optionholder that is party hereto, the right (the “Option Right” and together with the Exchange Right, the “Rights”) to require TRC to exchange all or any part of the Vested Options held by such Optionholder for shares of TRC Common Stock, without payment of any other consideration (other than the exercise price related to the Vested Options) in accordance with the provisions of this Agreement.
2.2 General Exercise of Exchange Right
     The Exchange Right and the Option Right shall be and remain vested in each Third Party TEC Common Shareholder and Optionholder, respectively, that is party hereto in respect of each Third Party TEC Common Share and Vested Option held by such Third Party TEC Common Shareholder and Optionholder, respectively. Once a Third Party TEC Common Share or Vested Option has been exchanged in accordance with Section 2.1, it will cease to have any further right of exchange.
2.3 Exchange Consideration
     Subject to the adjustments provided by Section 2.4, the number (the “Applicable Number”) of shares of TRC Common Stock issuable for each Third Party TEC Common Share or Vested Option exchanged pursuant to Section 2.1 from time to time is established on the date hereof as one (1), notwithstanding that a Third Party TEC Common Shareholder or Optionholder becomes party hereto after the date hereof.
2.4 Adjustment
(a)	If there is a change in the number of TEC Common Shares or the number of shares of TRC Common Stock outstanding from time to time as a result of a stock split, reverse split, stock dividend, subdivision, consolidation or similar change in the TEC Common Shares or shares of TRC Common Stock or if there is a reclassification, reorganization, merger or amalgamation or similar change in the capital of TRC (collectively, an “Event”), the Applicable Number shall be adjusted to be a number of shares of TRC Common Stock that would be received in respect of one TEC Common Share or Vested Option, as applicable, immediately following the Event if the Rights have been exercised in respect of one TEC Common Share or Vested Option, as applicable, immediately before the Event.
(b)	If TRC makes a distribution in respect of the shares of TRC Common Stock (whether by a dividend or otherwise) and the distribution (i) is funded by a disposition by TRC or any of its Subsidiaries of TEC Common Shares, (ii) is a dividend in kind of TEC Common Shares; (iii) is the proceeds of an advance of debt to TRC; or (iv) is a similar occurrence: then the Applicable Number shall be adjusted by TRC, TEC and the relevant TEC Third Party Shareholder and/or Optionholder in good faith effective on the record date for the TRC distribution to the number that results in the following being equal:
(i)	the value of the shares of TRC Common Stock that would be received for each TEC Common Share or Vested Option, as applicable, if the Rights were exercised immediately after such record date, calculated using the adjusted Applicable Number and after taking into account the dividend or other distribution; and

(ii)	the value that the shares of TRC Common Stock that would have been issued if the Rights were exercised immediately before such record date, calculated using the unadjusted Applicable Number and without taking into account the dividend or other distribution;
provided that if such Parties have not agreed on the adjustment, any of them may refer the determination to binding arbitration in accordance with Article 11 of the Stockholder Agreement.
2.5 Exercise Instructions
     Subject to the terms and conditions herein set forth, a Third Party TEC Common Shareholder or Optionholder shall be entitled to exercise the Rights with respect to all or any part of the Third Party TEC Common Shares or Vested Options, as applicable, registered in the name of such Third Party TEC Common Shareholder or Optionholder. To exercise the Rights, the Third Party TEC Common Shareholder or Optionholder shall deliver to TRC, by personal delivery or express courier, at its principal office in Calgary, Alberta or at such other places in Canada or the United States that TRC may from time to time designate by written notice to the Third Party TEC Common Shareholder or Optionholder (a) the certificates representing the Third Party TEC Common Shares or the agreement representing the Vested Options, as applicable, which such Third Party TEC Common Shareholder or Optionholder, desires TRC to exchange, duly endorsed in blank for transfer or accompanied by a duly executed stock power with respect to the Third Party TEC Common Shares, and an assignment and cancellation agreement in form and substance satisfactory to TRC, with respect to the Vested Options, and such additional documents and instruments as TRC may reasonably require, (b) with respect to the Vested Options, the exercise price with respect to each such Vested Option, in a form or payment acceptable to TRC, and (c) a duly completed notice of exercise of the Rights stating (i) that the Third Party TEC Common Shareholder or Optionholder thereby exercises the Rights so as to require TRC to exchange the number of Third Party TEC Common Shares or Vested Options, as applicable, specified therein, (ii) that such Third Party TEC Common Shareholder or Optionholder has good title to and owns all such Third Party TEC Common Shares or Vested Options, as applicable, to be acquired by TRC free and clear of all liens, claims and encumbrances (other than with respect to the Vested Options, any lien, claim or encumbrance relating to the Stock Award Loan Program) and that such Third Party TEC Shareholder or Optionholder is or is not (as applicable) a non-resident of Canada for the purposes of the Tax Act, (iii) the names in which the certificates representing the shares of TRC Common Stock issuable in connection with the exercise of the Rights are to be issued, and (iv) the names and addresses of the person to whom such new certificates should be delivered, and (d) payment (or evidence satisfactory to TRC of payment) of the taxes (if any) payable as contemplated by Section 2.7 of this Agreement. If only a part of the Third Party TEC Common Shares or Vested Options represented by any certificate or certificates, or agreement or agreements, delivered to TRC are to he exchanged by TRC under the Rights, a new certificate or agreement for the balance of such Third Party TEC, Common Shares or Vested Options shall be issued to the holder at the expense of TEC.
     If such Third Party TEC Common Shareholder or Optionholder is a non-resident of Canada for the purposes of the Tax Act, then to exercise the Rights, the Third Party TEC Common Shareholder or Optionholder must deliver, together with the certificates and the notice to exercise, cash in an amount equal to 25% of the fair market value of the shares of TRC Common Stock issuable in connection with the exercise of such Rights, or a certificate issued to the non-resident under subsection 116(2) of the Tax Act in respect of the exercise of such Rights (a “Clearance Certificate”) and cash in an amount equal to 25% of the amount, if any, by which the fair market value of the shares of TRC Common Stock issuable in connection with the exercise of such Rights exceeds the “certificate limit”, as defined in subsection 116(2) of the Tax Act, fixed in such Clearance Certificate.
     If the Exchange Right, is being exercised in relation to a Third Party Offer, the exercise notice shall specify the particulars of such offer including the closing date of same and whether the offer is a Tag Along Offer, Control Tag Along Offer or is related to a Drag Along Notice. The notice may require that such exchange not be completed except concurrently with the completion of the purchase and sale contemplated by such offer, provided that if such purchase and sale is not completed, the notice to exercise shall be deemed to be revoked and any shares or TRC Common Stock issued shall be cancelled and returned to treasury.
2.6 Delivery of Exchange Consideration; Effect of Exercise
     As soon as practicable, and in any event no later than the completion or the purchase and sale contemplated by a Third Party Offer or the registration of registrable securities pursuant to any registration right granted to a Third Party TEC Shareholder with respect to the Exchange Right, after receipt by TRC of the certificate representing the Third Party TEC Common Shares duly endorsed for transfer to TRC, or the assignment and cancellation agreement with respect to the Vested Options which the Third Party TEC Common Shareholder or Optionholder, as applicable, desires TRC to exchange under the Rights (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Rights (and payment of taxes, if any, or evidence thereof)), deliver or cause to be delivered to the Third Party TEC Common Shareholder or Optionholder with respect to such Third Party TEC Common Shares or Vested Options, as applicable, (or to such other persons, if any, properly designated by the Third Party TEC Common Shareholder or Optionholder), the certificates for the number of shares of TRC Common Stock issuable in connection with the exercise of the Rights, which shares shall be duly issued, fully paid and non-assessable, less any tax required to be deducted or withheld by TRC, provided, however, that no such delivery shall be made unless and until the Third Party TEC Shareholder or Optionholder requesting the same shall have paid (or provided evidence satisfactory to TRC of the payment of) the taxes (if any) payable as contemplated by Section 2.7 or this Agreement. Immediately upon issuance of the shares of TRC Common Stock by TRC, as provided in Section 2.6, the exchange shall be deemed to have occurred, and the Third Party TEC Common Shareholder or Optionholder of such Third Party TEC Common Shares or Vested Options, as applicable, shall be deemed to have transferred to TRC all of its right, title and interest in and to such Third Party TEC Common Shares or Vested Options, as applicable, and shall cease to be a holder of such Third Party TEC Common Shares or Vested Options, as applicable, and shall not be entitled to exercise any of the rights of a holder in respect thereof. Concurrently with such Third Party TEC Common Shareholder or Optionholder ceasing to he a holder of Third Party TEC Common Shares or Vested Options, as applicable, the Third Party TEC Common Shareholder or Optionholder shall be considered and deemed for all purposes to be the holder of the shares of TRC Common Stock delivered to it pursuant to the Rights.
2.7 Stamp or Other Transfer Taxes
     TRC has no obligation to pay any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of any shares of TRC Common Stock pursuant to the Rights. TRC may condition the issuance of shares of TRC Common Stock pursuant to an exercise of the Rights upon the provision by the holder of the Third Party TEC Common Shares or Vested Options so exchanged of evidence satisfactory to TRC that any such tax has been or will be paid in full.
2.8 Reservation of TRC Common Stock
     TRC hereby represents, warrants and covenants that it has reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of TRC Common Stock as are now and may hereafter be required to enable and permit TRC to meet its obligations hereunder.

ARTICLE 3
NEW SHAREHOLDERS
3.1 Party to Agreement
     Any transferee of Third. Party TEC Common Shares who is not then a TEC Shareholder, shall prior to the consummation of, and as a condition to, such Transfer, execute and deliver to TEC and TRC a written agreement in the form attached hereto as Schedule “A” and such Person shall thereafter be a party for all purposes of this Agreement. A Person (including without limitation an Optionholder) may become a party to this Agreement by executing and delivering to TEC and TRC a written agreement in the form attached hereto as Schedule “A”.
ARTICLE 4
TERMINATION
4.1 Termination
     This Agreement will come into force and effect as of the date hereof and will automatically terminate on the date there ceases to be any outstanding Third Party TEC Common Shares or Stock Options and any rights to acquire the foregoing.
ARTICLE 5
GENERAL
5.1 Waiver, Amendment
(a)	Any waiver of, or amendment to, any provision of this Agreement shall require the agreement of TRC, Third Party TEC Common Shareholders and Optionholders holding at least 95% of the Third Party TEC Common Shares and Vested Options held by Third Party TEC Common Shareholders and Optionholders, respectively, party hereto.

(b)	Notwithstanding any provision herein to the contrary, this Agreement may be amended to add additional Third Party TEC Common Shareholders or Optionholders by agreement of TRC and such Third Party TEC Common Shareholders or Optionholders.

(c)	No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
5.2 New Parties
     A person may become a party hereto with the consent of TEC and TRC by executing and delivering to TRC a Shareholder Undertaking in the form attached hereto as Schedule “A”.

5.3 Notices
     All notices, offers, requests and other communications to a party provided for hereunder shall be in writing, shall be personally delivered, express couriered or sent via facsimile transmission and shall, unless otherwise expressly provided herein, be effective (a) if received during normal business hours, when received, or (b) if received after normal business hours or on a day that is not a Business Day, on the next Business Day, in each case at the address or facsimile number specified for the party in Schedule “B” hereto or in the Form of written agreement attached hereto as Schedule “A”, as applicable. A party may change its address or facsimile number for delivery by notice to the other parties in the manner set forth herein, and such changed address or facsimile number for notices, offers, requests and other communications provided for hereunder, shall be effective for all purposes of this Agreement.
5.4 Time of Essence
     Time is of the essence of this Agreement.
5.5 Gender and Number
     In this Agreement, unless the context otherwise requires, words indicating the singular include the plural and vice versa and words indicating gender includes all genders.
5.6 Further Assurances
     Each of TRC, TEC, the Optionholders, the TEC Shareholders and the TRC Stockholders will use reasonable efforts to take all steps, execute all documents and do all acts and things as may be reasonably with such party’s power to implement to their full extent the provisions of this Agreement.
5.7 Invalidity of Provisions
     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision.
5.8 Entire Agreement; Termination of Prior Agreements
     This Agreement, the Stockholder Agreement, the Registration Rights Agreement and the New Registration Rights Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter referred to in this Agreement, the Stockholder Agreement, the Registration Rights Agreement and the New Registration Rights Agreement. There are no warranties, representations or agreements between the parties in connection with that subject matter except as specifically set forth or referred to in this Agreement, the Stockholder Agreement, the Registration Rights Agreement and the New Registration Rights Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by any party hereto, or its directors, officers and agents, to any other party hereto or its directors, officers and agents, except to the extent that it has been reduced to writing and included as a term referred to in this Agreement, the Stockholder Agreement, the Registration Rights Agreement and the New

Registration Rights Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any representation, opinion, advice or assertion of fact, except to the extent stated above.
5.9 Governing Law
     This Agreement is to be governed and construed in accordance with the laws of New York.
5.10 Counterparts
     This Agreement may be signed in counterpart and each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. A counterpart will include any written documents (including facsimile) in which a person agrees to be bound by the terms of this Agreement.
5.11 Successors and Assigns
     Except as otherwise provided herein, this Agreement shall bind and enure to the benefit of and be enforceable by TRC and TEC and their successors and assigns, and each TEC Shareholder and Optionholder and their respective successors and permitted assigns (and heirs, executors and administrators in the case of individual TEC Shareholders or Optionholders), so long as they beneficially own stock in the capital of TEC or Stock Options, as applicable.
5.12 Independent Advice
     Each TEC Shareholder and Optionholder acknowledges having been provided with an opportunity to consider this Agreement and to seek independent legal advice with respect to it.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

TRIDENT RESOURCES CORP.		TRIDENT EXPLORATION CORP.

Per:	/s/ Paul O’Donoghue	Per:	/s/ Paul O’Donoghue

Name:	Paul O’Donoghue	Name:	Paul O’Donoghue
Title:	Secretary & Treasurer	Title:	Vice - President, Corporate and Strategic Development

981443 ALBERTA LTD., General Partner of TRIDENT EXPLORATION (2003) LIMITED PARTNERSHIP I		981443 ALBERTA LTD., General Partner of TRIDENT EXPLORATION LIMITED PARTNERSHIP

Per:	/s/ Paul O’Donoghue	Per:	/s/ Paul O’Donoghue

Name:	Paul O’Donoghue	Name:	Paul O’Donoghue
Title:	Secretary & Treasurer	Title:	Secretary & Treasurer